SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   FORM 12b-25

                                           Commission File Number     0-21168
                                                                  --------------


                           NOTIFICATION OF LATE FILING

(Check One):     X  Form 10-KSB           Form 11-K          Form 20-F
                ---                  -----              -----

                    Form 10-Q             Form N-SAR
                ----                 -----


                  For Period Ended:    December 31, 2001
                                     ---------------------

     Transition Report on Form 10-K              Transition Report on Form 10-Q
-----                                       -----
     Transition Report on Form 20-F              Transition Report on Form N-SAR
-----                                       -----
     Transition Report on Form 11-K
-----

    For the Transition Period Ended:  _________________________________________

     Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

    If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
________________________________________________________________

                                     PART I
                             REGISTRANT INFORMATION


Full name of registrant    Chromatics Color Sciences International, Inc.
                         -----------------------------------------------------

Former name if applicable                       n/a
                          ------------------------------------

Address of principal executive office  (Street and number)  2500 Johnson Avenue
                                                          ----------------------
City, state and zip code     Riverdale, NY 10463
                          ------------------------------------------------------


                                     PART II
                             RULE 12b-25 (b) AND (c)

    If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)


     (a) The reasons described in reasonable detail in Part III of this form --- could not be eliminated without unreasonable effort or expense;


 X   (b) The subject annual report, semi-annual report, transition report on
--- Form 10-KSB, 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and



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     (c) The accountant's statement or other exhibit required by Rule 12b-25(c)
---  has been attached if applicable.


                                    PART III
                                    NARRATIVE

    State below in reasonable detail the reasons why Form 10-KSB, 11-K, 20-F, 10-Q, N-SAR or the transition report portion thereof, could not be filed within the prescribed time period. (Attach extra sheets if needed.)

          Due to the Company's change in Auditors for the Year End December 2001, the Company is unable to complete the 10-KSB filing by April 1, 2002. The Company expects to file its 10-KSB no later than April 15, 2002.

    For the foregoing reasons, the Company could not complete the filing within the prescribed time frame without unreasonable effort and expense.


                                     PART IV
                                OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification


       Darby S. Macfarlane              (212)               717-6544
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              (Name)                 (Area Code)        (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is
     no, identify report(s).    Yes X          No
                                   ---            ---

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion
     thereof? Yes        No X
                 ---       ---

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    If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                 CHROMATICS COLOR SCIENCES INTERNATIONAL, INC.
             -------------------------------------------------------
                  (Name of Registrant as Specified in Charter)


Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date: March 28, 2002                         By: /s/ Darby S. Macfarlane
      --------------                            ------------------------------
                                                Darby S. Macfarlane
                                                Chairperson of the Board



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